Exhibit 10.25

Summary of Annual Cash Compensation for Directors

The Board of Directors (the “Board”) of CoTherix, Inc. (the “Company”) approved the following cash compensation for its directors. Beginning with 2005, each director will receive a $15,000 annual retainer, which will be paid in equal quarterly installments. The Chairman of the Board and the Chairman of the Audit Committee of the Board will each receive an additional $10,000 annual retainer, which will also be paid in equal quarterly installments. In addition, all of the Company’s directors will receive $1,500 for each meeting which they attend in person and $500 for each meeting which they attend by telephone.